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                                                                      EXHIBIT 11


                           FIRST BELL BANCORP, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
               FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                           THREE MONTHS    SIX MONTHS
                                               ENDED          ENDED
                                              6/30/97        6/30/97
                                           ------------    ----------
Net income applicable to common stock         $1,914          $3,910
                                              ======          ======

PRIMARY EARNINGS PER SHARE

Average number of shares of common stock
 outstanding                                   6,517           7,061

Add:  Common stock equivalents                   132             127

LESS:  Weighted average unearned ESOP shares     616             623

                                              ------          ------
Weighted Average Outstanding Shares            6,033           6,565
                                              ======          ======

Primary earnings per share                    $ 0.32          $ 0.60
                                              ======          ======

FULLY DILUTED EARNINGS PER SHARE

Average number of shares of common stock
 outstanding                                   6,517           7,061

Add:  Common stock equivalents                   163             163

LESS: Weighted average unearned ESOP shares      616             623
                                              ------          ------
Weighted Average Outstanding Shares            6,064           6,601
                                              ======          ======

Fully diluted earnings per share              $ 0.31          $ 0.59
                                              ======          ======
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